Exhibit 4.5

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of June 27, 2014, between The GEO Group, Inc., a Florida corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, The Geo Group, Inc., a Florida corporation (“Old GEO”), and the Trustee were parties to that certain Indenture (the “Indenture”), dated as of October 3, 2013, providing for the issuance of an aggregate principal amount of $250.0 million of 5 7⁄8% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Company was incorporated on July 11, 2013, under the name The GEO Group REIT, Inc., as a wholly-owned subsidiary of Old GEO;

WHEREAS, the Company and Old GEO were parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 21, 2014;

WHEREAS, pursuant to the terms of the Merger Agreement, on June 27, 2014 Old GEO merged with and into the Company, with the Company being the surviving corporation;

WHEREAS, the Indenture provides that, under certain circumstances, Old GEO may merge with or into another Person and that upon any merger in accordance with the Indenture the successor corporation into or with which Old GEO is merged shall succeed to, and be substituted for, and may exercise all rights and powers of Old GEO under the Indenture with the same effect as if such successor Person had been named as the company in the Indenture;

WHEREAS, upon the consummation of such a merger, the provisions of the Indenture referring to the “Company” shall refer instead to the successor corporation and not to Old GEO;

WHEREAS, one of the requirements for such a merger in the Indenture is that the Person surviving the merger assumes all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 9.01(a) of the Indenture provides that the Indenture may be amended or supplemented, without the consent of any Holder of a Note, to provide for the assumption of the Company’s obligations to holders of Notes in the case of a merger of the Company; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Assume. The Company hereby agrees to fully and unconditionally assume all of the obligations of Old GEO under the Notes and the Indenture in the manner set forth in Article Five of the Indenture and by execution and delivery of this Supplemental Indenture hereby agrees to become a party to the Indenture as the Company thereunder and hereby assumes all obligations and rights of the Company thereunder as if the undersigned were initially named as the Company therein.

3. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: June 27, 2014

THE GEO GROUP, INC.

By:	/s/ Brian Evans

Name:	Brian Evans

Title:	Senior Vice President and CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory

Name:	Stefan Victory

Title:	Vice President

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